UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PSS WORLD MEDICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

July 25, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of PSS World Medical, Inc., which will be held at 10:00 a.m., local time, on Thursday, August 21, 2008, at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256.

The principal business of the meeting will be to: (i) elect three directors to Class III of the Company’s Board of Directors, to serve three-year terms expiring in 2011, and (ii) transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you expect to be present at the meeting, I urge you to vote via the Internet, by telephone, or by returning the enclosed proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

Sincerely yours,

/s/ DAVID A. SMITH
David A. Smith
Chairman and Chief Executive Officer

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 21, 2008

The 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of PSS World Medical, Inc., a Florida corporation (the “Company”), will be held at 10:00 a.m., Eastern Daylight Time, on Thursday, August 21, 2008, at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect three directors to Class III of the Company’s Board of Directors, to serve three-year terms expiring in 2011; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on June 23, 2008 as the record date for the purpose of determining the shareholders of record entitled to notice of and to vote at the Annual Meeting and any and all adjournments and postponements thereof.

By Order of the Board of Directors,

/s/ DAVID A. SMITH
David A. Smith
Chairman and Chief Executive Officer

Jacksonville, Florida

July 25, 2008

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR INTERNET (INSTRUCTIONS ARE ON YOUR PROXY CARD), SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING.

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

PROXY STATEMENT

Date, Time, and Place of Meeting

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of PSS World Medical, Inc., a Florida corporation (the “Company”), for use at its 2008 Annual Meeting of Shareholders to be held on Thursday, August 21, 2008, at 10:00 a.m., Eastern Daylight Time, or at any postponements or adjournments thereof (the “Annual Meeting”). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256.

The Company’s mailing address and the location of its principal executive offices is 4345 Southpoint Boulevard, Jacksonville, Florida 32216. The date of the mailing of this Proxy Statement and accompanying proxy card is on or about July 25, 2008.

Voting and Revocation of Proxies

Shareholders may vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. In order to vote by proxy you must either: (i) fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope, (ii) vote by telephone (instructions are provided on the proxy card), or (iii) vote by Internet (instructions are provided on the proxy card). If you choose to vote in person at the Annual Meeting, and you hold your shares through a securities broker in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Any proxy may be revoked by sending in a proxy card with a later date, by casting a new vote via telephone or Internet, or by sending a written revocation to the Company’s Corporate Secretary at the address on the cover of this Proxy Statement. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

Record Date and Outstanding Common Stock

Shareholders of record at the close of business on June 23, 2008, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. As of the record date, 62,050,399 shares of common stock of the Company (“Common Stock”) were issued and outstanding and held by approximately 1,616 shareholders of record and approximately 14,000 beneficial holders.

Quorum, Abstentions, and Broker Non-Votes

Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall (i) determine the number of shares of Common Stock represented at the meeting; (ii) determine the existence of a quorum and the validity and effect of proxies; (iii) receive, count, and tabulate ballots and votes; and (iv) determine the results thereof. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding at the close of business on June 23, 2008, will constitute a quorum.

Abstentions and “broker non-votes,” if any, will be considered as shares present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum, but will not be counted as votes cast for or against any given matter. A “broker non-vote” occurs when proxies are received from brokers or nominees who have not received instructions from the beneficial owners or other persons entitled to vote with respect to a matter on which brokers or nominees do not have discretionary power to vote. Brokers will have discretion to vote on the election of directors.

Voting of Shares and Votes Required

Shareholders are entitled to one vote per share on all matters voted upon at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors and have no dissenters’ rights of appraisal in connection with any matter being presented at the Annual Meeting.

Assuming a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board of Directors currently consists of eight directors who are elected in three classes: two Class I members, three Class II members, and three Class III members. Members of each class hold office for three-year terms unless a member is elected to fill a vacancy, wherein such case the member will hold office for the remaining term. The terms of the Classes are staggered, where the term of one Class terminates each year. Each member of the Board of Directors holds office for the term in which he or she was elected and until his or her successor shall have been duly elected and qualified, or until the earlier of his or her resignation, removal from office, or death.

The following directors will stand for election at the 2008 Annual Meeting of Shareholders:

The terms of the Class III directors, Charles E. Adair, Alvin R. Carpenter, and Stephen H. Rogers, expire at the Annual Meeting or when their successors have been duly elected and qualified. Messrs. Adair, Carpenter and Rogers have each been nominated for reelection as a Class III director at the Annual Meeting.

Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The proxy card, unless otherwise specified, will be voted “FOR” the election of Messrs. Adair, Carpenter and Rogers as directors. If Messrs. Adair, Carpenter and Rogers become unavailable to serve as a director, which is not currently anticipated, the proxy will be voted for the election of such other person as the Board of Directors may select to replace such nominee, unless the Board of Directors reduces the number of directors comprising the Board of Directors.

Biographies for each of the Company’s directors, including the nominees for election, are located in the section titled “Corporate Governance.”

THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” THE ELECTION OF CHARLES E. ADAIR, ALVIN R. CARPENTER, AND STEPHEN H. ROGERS AS DIRECTORS TO SERVE UNTIL THE 2011 ANNUAL MEETING OF SHAREHOLDERS.

CORPORATE GOVERNANCE

Our Board is elected by the shareholders to oversee the Company’s business and affairs. Members of the Board monitor and evaluate the Company’s business performance through regular communication with the Chief Executive Officer and other members of management, and by attending Board and Board committee meetings. The Board values effective corporate governance and adherence to high ethical standards. As such, the Board has adopted a Code of Ethics which is posted on the Company web site at www.pssworldmedical.com.

Director Independence

The Board of Directors has approved a set of director independence criteria for evaluating the independence of the Company’s directors. The director independence criteria are consistent with those adopted as part of the Nasdaq Stock Market, Inc. (“Nasdaq”) corporate governance listing standards (the “Nasdaq Listing Standards”) for independent directors and, in the case of Audit Committee members, the Securities and Exchange Commission’s (“SEC”) standards for independent Audit Committee members. The Board has affirmatively determined that each director, other than Mr. Smith (the Company’s Chief Executive Officer), is independent under those criteria. Therefore, seven of the eight directors of the Company (or 87.5%) are independent. An independent director serves as the chairperson of each committee of the Board of Directors.

To promote open discussion among independent directors, the independent members of the Board of Directors, as defined by the Nasdaq Listing Standards, met in executive sessions during fiscal year 2008 in conjunction with regularly scheduled meetings of the Board of Directors. Ms. Kesler served as Lead Director for these sessions. Interested parties, including shareholders, may communicate with directors through the process described in this Proxy Statement under the heading “Shareholder Communications with the Board of Directors.”

Board of Directors Meetings

During fiscal year 2008, the Board of Directors held five meetings and each director attended at least 90% of the aggregate of: (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board of Directors on which he or she served.

The Board of Directors encourages all members to attend each Annual Meeting of Shareholders of the Company, particularly those directors who are up for election at any such meeting. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All directors attended the 2007 Annual Meeting of Shareholders in person.

Class I Directors Whose Terms Expire at the 2009 Annual Meeting

T. O’Neal Douglas has served on the Board of Directors of the Company since October 2000 and previously served on the Board of Directors from July 1993 to September 1999. From 1994 to 2000, Mr. Douglas served as Chairman of the Board of American Heritage Life Insurance Co. (“AHL Insurance”) and its holding company, American Heritage Life Investment Corporation (“AHL Investment”). He also served as Chief Executive Officer of AHL Insurance and AHL Investment from 1990 to 2000, President of AHL Investment from 1990 to 1996, and President of AHL Insurance from 1986 to 1994. In addition, Mr. Douglas served as a director of Barnett Bank of Jacksonville, N.A from 1986 to 1997 and as a director of NationsBank, N.A. until 1998. Mr. Douglas will retire from the Board of Directors effective as of the Annual Meeting.

Jeffrey C. Crowe has been Chairman of the Board of Landstar System, Inc. (“Landstar”), (NasdaqGS: LSTR), since April 1991. Mr. Crowe was Chief Executive Officer of Landstar from December 2001 to June 2004 and President and Chief Executive Officer of the Company from April 1991 to December 2001. He was Chief

Executive Officer of Landstar System Holdings, Inc. (“LSHI”) from June 1989 to June 2004. He was Chairman of the Board of LSHI from March 1991 to June 2004 and was a member of the Board of Directors of each of the Company’s subsidiaries, except Signature and Landstar Global Logistics, until June 2004. Mr. Crowe has served as a director of the U.S. Chamber of Commerce since February 1998, serving as Vice Chairman from June 2002 until May 2003 and as Chairman from June 2003 to June 2004. He served as Chairman of the National Defense Transportation Association from October 1993 to July 2003. He has served as a director of Silgan Holdings, Inc. (NasdaqGS: SLGN) since May 1997, a director of the National Chamber Foundation since November 1997 and a director of SunTrust Banks, Inc. (NYSE: STI) since April 2004. He became a member of the Board of Directors of PSS World Medical, Inc. in March 2007 and began to serve on the National Surface Transportation Infrastructure Financing Commission in March 2007.

Class II Directors Whose Terms Expire at the 2010 Annual Meeting

Melvin L. Hecktman has served on the Board of Directors of the Company since March 1998. From May 1993 through March 1998, Mr. Hecktman served on the Board of Directors of Gulf South Medical Supply, Inc., a distributor of medical supplies to the long-term care industry acquired by the Company in March 1998. Since 1993, Mr. Hecktman has served as President of Hecktman Management, an investment management and consulting firm, and as a partner of Commonwealth Capital Partners, a merchant-banking group. Mr. Hecktman was associated with United Stationers, Inc., a wholesaler of general business products, as an employee or director for 33 years and served as Vice Chairman from 1989 through August 1993.

Delores M. Kesler has served on the Board of Directors of the Company since July 1993. Ms. Kesler has been Chairman and Chief Executive Officer of Adium LLC, a capital investment company, since 1997. Ms. Kesler is also a founder of Accustaff, Inc. (now MPS Group, Inc.), a consulting and staffing company, and served as its Chairman and Chief Executive Officer from 1978 until 1997. In 1997, Ms. Kesler founded the Kesler Mentoring Connection, a comprehensive resource center for mentoring organizations. Ms. Kesler currently serves on the audit and compensation committees of the Board of Directors of The St. Joe Company (NYSE:JOE), a real estate operating company. Ms. Kesler also currently serves on the Executive Committee of the Horatio Alger Association of Distinguished Americans, Inc., and the Board of Directors of the University of North Florida Foundation.

David A. Smith was appointed Chief Executive Officer in January 2002. Mr. Smith was elected Chairman of the Board in March 2007 and has served on the Board of Directors of the Company since July 1993. Mr. Smith became President of the Company in October 2000 and served as the Chief Financial Officer from April 1992 to January 2002. Previously, Mr. Smith served as an Executive Vice President of the Company from April 1996 to October 2000 and as a Vice President of the Company from April 1992 to April 1996. He served the Company as Regional Manager, General Manager, Sales Manager and Operations Manager from July 1987 to June 1993. Prior to joining the Company, Mr. Smith worked in public accounting from 1983 to 1987. Mr. Smith holds a B.B.A. degree in Accounting from the University of North Florida.

Class III Directors Whose Terms Expire at the 2008 Annual Meeting

Charles E. Adair has served on the Board of Directors of the Company since August 2002. Mr. Adair has been a partner of Cordova Ventures, a venture capital fund management company, since 1993, where he serves as a manager of venture capital funds. From 1973 to 1992, Mr. Adair was associated with Durr-Fillauer Medical, Inc., a pharmaceutical and medical products distribution company, where he served in various capacities, including President and Chief Operating Officer from 1981 until 1992. Mr. Adair also serves on the Board of Directors of Tech Data Corporation (NasdaqGS:TECD), a distributor of computers, peripherals, and software; and Torchmark Corporation (NYSE:TMK), a financial services holding company specializing in life and supplemental health insurance. Mr. Adair is a certified public accountant and holds a Bachelor of Science degree in Accounting from the University of Alabama.

Alvin R. Carpenter has served on the Board of Directors of the Company since March 2005. Mr. Carpenter retired from CSX Corporation (“CSX”) as Vice Chairman, a position he held from July 1999 to February 2001. From 1962 until February 2001, he held a variety of positions with CSX, including President and Chief Executive Officer (from 1992 to July 1999) and Executive Vice President-Sales and Marketing (from 1989 to 1992) of CSX Transportation, Inc. Mr. Carpenter also serves on the Board of Directors of Regency Centers Corporation (NYSE:REG) and Stein Mart, Inc. (NasdaqGS:SMRT). Mr. Carpenter holds a Bachelor of Science degree in Political Science from the University of Cincinnati.

Stephen H. Rogers has served on the Board of Directors of the Company since August 2004. Mr. Rogers is a retired partner of Arthur Andersen LLP (“Andersen”), where he served as the managing partner of the Atlanta office and the southeastern region. Throughout his career with Andersen, Mr. Rogers had extensive experience serving large and complex public companies. Mr. Rogers was a member of the Board of Partners of Andersen Worldwide S.C. from September 2000 to August 2002, as well as Chairman of the Strategy and Investment Committee. Mr. Rogers continues to be employed by Andersen in an executive oversight role. In May 2005, Mr. Rogers joined Callaway Partners, LLC (“Callaway”), an accounting professional services firm, as Chairman of the Board. In July 2008, Callaway was acquired by Huron Consulting Group (“Huron”) and Mr. Rogers was appointed as the Managing Director of Huron’s Southeast region and its Atlanta, Georgia office. Mr. Rogers is a certified public accountant and holds a Bachelor of Science degree in Accounting from Indiana University.

Committees of the Board of Directors

Standing committees of the Board include an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Governance Committee, and a Strategic Planning Committee. The Audit, Compensation, Corporate Governance and Strategic Planning Committees include only independent directors. The Board’s committees perform the following functions:

Executive Committee. This Committee is authorized to act with the full authority and in place of the Board of Directors at such times as its members deem necessary and appropriate. The members of the Executive Committee are Messrs. Smith and Douglas, and Ms. Kesler, with Ms. Kesler acting as Chairperson. The Executive Committee held no meetings during fiscal year 2008.

Audit Committee. This Committee reports to the Board of Directors regarding the appointment of the independent registered public accounting firm, the scope and results of annual audits and quarterly reviews, compliance with accounting and financial policies, and management’s procedures and policies relative to the adequacy of, and management’s assessment of, internal control over financial reporting. The Audit Committee also prepares the Report of the Audit Committee, which is included in this Proxy Statement. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which can be found in the Corporate Governance section of the Company’s web site at www.pssworldmedical.com. The members of the Audit Committee are Messrs. Adair, Hecktman, and Rogers, with Mr. Adair serving as Chairman. The Board of Directors has determined that Messrs. Adair and Rogers are audit committee financial experts under the rules of the SEC and that each member of the Audit Committee is financially literate within the meaning of the Nasdaq Listing Standards. The Board of Directors also has determined that all members of the Audit Committee are independent for purposes of the applicable SEC rules and the Nasdaq Listing Standards. During fiscal year 2008, the Audit Committee held ten meetings.

Compensation Committee. This Committee reviews and approves salary, bonus, and other compensation for the Company’s executive officers. The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which can be found in the Corporate Governance section of the Company’s web site at www.pssworldmedical.com. The members of the Compensation Committee are Messrs. Carpenter and Douglas and Ms. Kesler, with Mr. Carpenter serving as Chairman. The Board of Directors has determined that all members of the Compensation Committee are independent for purposes of the Nasdaq Listing Standards. During fiscal year 2008, the Compensation Committee held seven meetings. Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of the executive compensation can be found in the “Compensation Discussion and Analysis” beginning on page 13 of the Proxy Statement.

Corporate Governance Committee. The Corporate Governance Committee is responsible for identifying and recommending to the Board nominees for election to the Board, recommending Board committee structures and functions, assisting with self-evaluations conducted by the Board of Directors and its committees, and conducting annual performance evaluations of the Committee itself. The Corporate Governance Committee charter can be found in the Corporate Governance section of the Company’s web site at www.pssworldmedical.com. The members of the Corporate Governance Committee are Ms. Kesler and Messrs. Hecktman, Carpenter, and Crowe, with Ms. Kesler serving as Chairperson. The Board of Directors has determined that all members of the Corporate Governance Committee are independent for purposes of the Nasdaq Listing Standards. During fiscal year 2008, the Corporate Governance Committee held four meetings.

The Corporate Governance Committee evaluates candidates for the Board of Directors by reviewing their biographical information and qualifications. If the Corporate Governance Committee determines that a candidate is qualified to serve on the Board of Directors, such candidate is interviewed by at least one member of the Committee and the Chief Executive Officer. Members of the Board of Directors also have an opportunity to interview qualified candidates. The Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board of Directors that the Company nominate the candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director whom the Corporate Governance Committee is considering as a potential nominee for reelection, the Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company, in addition to such person’s biographical information and qualifications.

The Corporate Governance Committee recommends nominees for election to the Board of Directors based on a number of qualifications, including, but not limited to, independence, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to matters of the Board of Directors, and a commitment to represent the long-term interests of the Company’s shareholders. The Corporate Governance Committee identifies potential candidates for the Board of Directors through a variety of business contacts, including current executive officers and directors, community leaders, and shareholders as a source for potential candidates for the Board of Directors. The Corporate Governance Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for the Board of Directors.

The Corporate Governance Committee seeks to ensure that the composition of the Board of Directors at all times adheres to the independence requirements of the Nasdaq Listing Standards and reflects a variety of complementary experiences and backgrounds, particularly in the areas of management and leadership, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.

Strategic Planning Committee. The Strategic Planning Committee is responsible for reviewing and monitoring the strategic planning process and goals of the Company. The members of the Strategic Planning Committee are Messrs. Crowe, Carpenter, Douglas, and Rogers, with Mr. Crowe serving as Chairman. During fiscal year 2008, the Strategic Planning Committee held two meetings.

Shareholder Recommendations to the Corporate Governance Committee

The Corporate Governance Committee will consider written recommendations from shareholders for nominees to the Board of Directors. A shareholder who wishes to recommend a person to the Committee for nomination should submit a written notice by mail to the Corporate Governance Committee c/o PSS World Medical, Inc., Attention: Corporate Secretary, 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Such a written recommendation must be received not less than 120 calendar days before the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting. Such a recommendation to the Committee should include (i) the candidate’s name, age, business addresses, and other contact information; (ii) a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the Proxy Statement pursuant to Regulation 14A of the SEC; (iii) a sworn or certified statement by the candidate in which he or she consents to being named in the Proxy Statement as a nominee and to serve as a director if elected; and (iv) the name and address of the shareholder(s) of record making such a recommendation. The Corporate Governance Committee did not receive any shareholder recommendations for nominee in connection with this Annual Meeting.

Shareholder Communications with the Board of Directors

The Board of Directors accepts communications sent to the Board of Directors (or to specified individual directors) by shareholders of the Company. Shareholders may communicate with the Board of Directors (or with specified individual directors) by writing to the Company at PSS World Medical, Inc., Attention: Mr. David Smith, Chairman and Chief Executive Officer, 4345 Southpoint Boulevard, Jacksonville, Florida 32216. All written communications received in such manner from shareholders of the Company shall be forwarded promptly to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board of Directors, the communication will be forwarded promptly to all members of the Board of Directors.

Fiscal Year 2008 Compensation of Non-Employee Directors

Each independent Director received the following compensation during fiscal year 2008:

•	An annual retainer of $80,000 (pro-rated for the period of time a director serves on the Board) paid in cash on a quarterly basis.

•	An annual retainer of approximately $60,000 paid quarterly in shares of the Company’s common stock (pro rata grant if appointed mid-term). These shares vest immediately upon grant.

Supplemental retainers of $30,000 and $20,000 were paid in fiscal year 2008 to the Lead Director of the Board and the Chairman of the Audit Committee, respectively. Additional supplemental retainers included $6,000 for all other Committee Chair positions and $10,000 for the non-Chair members of the Audit Committee.

Directors who are employees of the Company are not compensated for service on the Board of Directors or any of its Committees.

The Company offers a deferred compensation plan to non-employee Directors. Participants may elect to defer up to 100% of their annual retainer, meeting fees, director’s fees, and other cash compensation and invest their deferrals in a variety of investment options. A participant’s deferred compensation account balance will be distributed, at the election of the participant, in a single lump sum payment following the participant’s termination of service on the Board of Directors, or in up to ten annual installments. The deferred compensation account balance will be distributed in a lump sum payment upon the death of the participant, or in the event of a change in control of the Company.

The following table represents compensation for the Company’s independent directors for fiscal year 2008:

	Fiscal Year 2008 Director Compensation Table
Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Total ($)
Ms. Kesler	116,000	64,004	—	180,020

Mr. Adair	100,000	74,449	—	174,470

Mr. Carpenter	86,000	74,454	—	160,470

Mr. Crowe	86,000	59,984	—	146,000

Mr. Douglas	80,000	79,504	—	159,520

Mr. Hecktman	90,000	64,011	—	154,020

Mr. Rogers	90,000	74,460	—	164,470

(1)	Includes only non-employee directors.

(2)

The cash retainer during fiscal year 2008 was $80,000. The directors received cash payments for their services as a committee member and/or chair, as follows: Ms. Kesler received $30,000 and $6,000 for her services as Lead Director and Chair of the Governance Committee, respectively; Mr. Adair received $20,000 for his services as Chair of the Audit Committee; Mr. Carpenter received $6,000 for his services as Chair of the Compensation Committee; Mr. Crowe received $6,000 for his services as Chair of the Strategic Committee; Messrs. Hecktman and Rogers each received $10,000 for their services as members of the Audit Committee.

(3)

Reflects the proportionate amount of the total grant date fair value of common stock and restricted stock awards recognized by the Company as an expense in fiscal year 2008 for financial statement reporting purposes. The grant date fair values of these awards and the amounts expensed in fiscal year 2008 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as “SFAS 123(R)”). There were no restricted stock awards granted during fiscal year 2008. Common stock awards represent payments for services and vest immediately upon grant. Outstanding shares of restricted stock held by the directors at March 28, 2008 were as follows: Mr. Adair 3,000; Mr. Carpenter 3,000; Mr. Douglas 3,000; and Mr. Rogers 3,000. Ms. Kesler and Messrs. Hecktman and Crowe had no restricted stock awards outstanding at March 28, 2008.

(4)

On June 7, 2004, the Compensation Committee of the Board of Directors approved an amendment to all outstanding stock options. This amendment accelerated the vesting of all unvested stock options outstanding as of April 1, 2005, prior to the effective date of SFAS 123(R). Since the acceleration, there have been no new stock option grants to directors. Stock options outstanding held as of March 28, 2008 by each director are as follows: Mr. Adair 39,320; Mr. Hecktman 98,316; and Mrs. Kesler 175,021. Messrs. Carpenter, Douglas, and Rogers had no options outstanding at March 28, 2008.

MANAGEMENT

Directors and Executive Officers

The directors and executive officers of the Company are as follows:

Name	Age	Position
David A. Smith(1)	48	Chairman of the Board of Directors and Chief Executive Officer
David M. Bronson	55	Executive Vice President and Chief Financial Officer
John F. Sasen, Sr.	66	Executive Vice President and Chief Marketing Officer
Gary A. Corless	43	Executive Vice President and Chief Operating Officer
Kevin P. English	39	Senior Vice President of Supplier Operations
Jeffrey H. Anthony	47	Senior Vice President of Corporate Development
Bradley J. Hilton	37	Senior Vice President of Operations
David D. Klarner	38	Vice President and Treasurer
Robert C. Weiner	45	Vice President of Investor Relations
Charles E. Adair(2)	60	Director
Jeffrey C. Crowe (4),(5)	61	Director
Alvin R. Carpenter(3),(4),(5)	66	Director
T. O’Neal Douglas(1),(3),(5)	72	Director
Melvin L. Hecktman(2),(4)	68	Director
Delores M. Kesler(1),(3),(4)	67	Director
Stephen H. Rogers(2),(5)	59	Director

(1)	Member of the Executive Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Corporate Governance Committee.
(5)	Member of the Strategic Planning Committee.

For information pertaining to the experience and background of David A. Smith, Charles E. Adair, Alvin R. Carpenter, Jeffrey C. Crowe, T. O’Neal Douglas, Melvin L. Hecktman, Delores M. Kesler and Stephen H. Rogers, see “Proposal One-Election of Directors.”

David M. Bronson was appointed Senior Vice President and Chief Financial Officer in January 2002, and Executive Vice President and Chief Financial Officer in April 2003. Mr. Bronson has over 30 years of healthcare industry experience, having spent more than fifteen years focused exclusively on healthcare distribution as a senior financial officer. Prior to joining the Company, he was Senior Vice President of Finance and Chief Financial Officer of VWR Scientific Products (“VWR”), a distributor of laboratory supplies and equipment that was later acquired by Merck KGaA in 1999. Earlier in his career, Mr. Bronson held senior financial roles with Baxter Healthcare, Inc. from 1980 to 1995, including Vice President of Finance and Business Development for Baxter Scientific Products from 1992 to 1995 and Vice President and Controller of Baxter Diagnostics Dade Division from 1988 to 1992. Mr. Bronson holds a Masters in Management from the Kellogg School of Management at Northwestern University and a Bachelor of Science degree in Accounting from California State University at Fullerton.

John F. Sasen, Sr. has served as Executive Vice President and Chief Marketing Officer of the Company since April 1998. Mr. Sasen served on the Board of Directors of the Company from July 1993 to April 1998 and as President and Chief Operating Officer of the Company from August 1995 to April 1998. Mr. Sasen served as the Chief Operating Officer of the Company from December 1993 to March 1997 and served as Executive Vice President from August 1993 to August 1995. Prior to joining the Company in 1990, Mr. Sasen was Vice President of Sales, Marketing and Distributor Relations for a division of Becton Dickinson & Company (“Becton Dickinson”), a manufacturer of health care products. In that position, Mr. Sasen directed product development and marketing efforts, technical services, product services and customer service. Mr. Sasen was employed by Becton Dickinson for over 20 years. In addition, Mr. Sasen serves as a director and chairman of the corporate governance committee of Heska Corporation, a manufacturer of companion animal products serving the veterinarian practice. Mr. Sasen is currently involved with Health Industry Distributors Association (“HIDA”), a non-profit organization that addresses the needs of the healthcare industry, serving as Chairman of the HIDA Educational Foundation and as a member of the executive board of HIDA.

Gary A. Corless was appointed Executive Vice President and Chief Operating Officer of PSS World Medical, Inc. in August 2005. From May 2002 to August 2005, he served as President of the Physician Business, Physician Sales & Service, and Executive Vice President of PSS World Medical, Inc. From April 1999 to May 2002, Mr. Corless served as President of Gulf South Medical Supply, Inc. From April 1998 to April 1999, Mr. Corless served as Senior Vice President, Eastern Region of Diagnostic Imaging, Inc., a former subsidiary of the Company. Prior to that position, he served the Physician Business as the Vice President, Southern Region from April 1997 to April 1998. From 1996 to 1997, Mr. Corless served the Physician Business as a regional Vice President of Sales and Operations, and from 1990 to 1996 he held various leadership positions with the Company. Mr. Corless holds a Bachelor of Science degree in Finance from Florida State University.

Jeffrey H. Anthony has served as Senior Vice President of Corporate Development since April 2000. He is responsible for all human resource and employee development-related functions, including payroll, benefits, leadership development, business and resource planning, retirement services, and the Company’s Center for Career Development. Prior to this position, Mr. Anthony served the Company as Senior Vice President of Distribution from April 1999 to April 2000 and as the Senior Vice President of the Eastern and Mid-America Region from April 1998 to April 1999. Mr. Anthony also served as the Company’s Chief Information Officer from April 1996 to April 1998 and as Pacific Regional Manager from April 1995 to April 1996, and from 1990 through 1995 he held various leadership positions with the Company. Mr. Anthony holds a Bachelor of Science degree in Organizational Communication from University of South Alabama.

Kevin P. English has served as Senior Vice President of Supplier Operations of PSS World Medical since November 2007. He served as the Company’s Senior Vice President of Finance from April 2004 to November 2007 and as Vice President, Finance from October 1999 to April 2004. From November 1998 to October 1999, he served as the Chief Financial Officer for Diagnostic Imaging, Inc., a former subsidiary of the Company that was divested in November 2002, and he served as DI’s Controller from April 1997 to October 1998. Before joining DI, Mr. English served as Operations Leader for the Physician Business’ Atlanta distribution center from October 1996 to March 1997. Prior to joining the Company, Mr. English was employed by Deloitte & Touche LLP, as a Senior Audit Accountant from 1992 to 1996. Mr. English holds a Bachelor of Science degree in Accounting from University of Florida and is a certified public accountant.

Bradley J. Hilton has served as Senior Vice President of Operations for PSS World Medical, Inc. since April 2003. From June 2000 to April 2003, Mr. Hilton served as the Vice President of Operations for the Physician Sales & Service division. From April 1998 to June 2000, he served as the Vice President of Operations at Gulf South Medical Supply, Inc. His role at Gulf South Medical Supply, Inc. and the Physician Sales & Service division was primarily focused on rebuilding the operations infrastructure to drive improved financial performance and overall service. Prior to these roles, Mr. Hilton served as an Operations Leader at three branches for the Physician Sales & Service division from 1995 to 1998 after joining the Company as a result of an acquisition. Mr. Hilton holds a Bachelor of Business Administration degree in Business Management from Texas A&M University.

David D. Klarner has served as Vice President and Treasurer for PSS World Medical, Inc. since March 2002. Mr. Klarner focuses on banking and credit relationships, risk management, insurance, and Federal income tax. From October 1999 to March 2002, he served as Vice President of Treasury and Financial Reporting and also Director of Financial Reporting from January 1998 to October 1999. Prior to joining the Company, Mr. Klarner was employed by Arthur Andersen LLP, as a Senior Audit Accountant from 1993 to 1997. He holds a Masters of Accountancy and a Bachelor of Science degree in Accounting from University of Florida and is a certified public accountant.

Robert C. Weiner has served as Vice President, Investor Relations for PSS World Medical, Inc. since November 2001. Prior to joining PSS World Medical, Inc., Mr. Weiner was Executive Vice President, Investor Relations for Capital Communications Group, Inc., a corporate communications agency, from January 1999 through November 2001. He also has headed investor relations and corporate communications for two publicly traded companies with interests in the consumer products, restaurant and leisure industries. Additionally, he represented more than 40 public companies in a variety of industries as investor relations counsel while working with agencies including Morgen-Walke Associates, Inc. and Capital Communications Group, Inc. Previous to his work in investor relations, Mr. Weiner was a portfolio manager for JCW Investments, Inc., a money manager with over $500 million in assets under management, and earlier worked with BDS Securities and Paine Webber. Mr. Weiner holds a Bachelor of Business Administration from Lynchburg College.

Executive officers of the Company are elected annually and serve at the discretion of the Board of Directors. There are no family relationships between or among any of the Company’s directors or executive officers.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion & Analysis section of the Company’s 2008 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2008 and in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2008.

The Compensation Committee:

Mr. Alvin R. Carpenter (Committee Chair)

Mr. T. O’Neal Douglas

Ms. Delores M. Kesler

COMPENSATION DISCUSSION AND ANALYSIS

Principles and Objectives of Executive Compensation Program

The Company’s compensation programs are governed by the Compensation Committee of the Board of Directors. The Committee is responsible for setting and approving the compensation of the Company’s executive officers, and periodically engages independent compensation consultants to aid the Committee in its review of the executive compensation program.

The goals of the executive compensation program are to:

•

enable the Company to attract and retain high-quality executives by providing total compensation opportunities and a compensation mix which are at or above the relevant employment market levels, but with reasonable fixed costs and appropriate incentive opportunities; and

•

motivate executives to act in the best interest of shareholders by providing substantial incentive opportunities to be earned through performance on direct or indirect measures of long-term shareholder value creation.

The Compensation Committee

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation programs. The role of the Committee is to oversee the Company’s compensation and benefit plans and policies, administer its stock plans (including the review and approval of equity grants to officers) and review and approve all annual compensation decisions relating to Company officers, including the Company’s Chief Executive Officer, Chief Financial Officer, and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”).

The Compensation Committee reviews executive officers’ compensation against peer groups, and also considers recommendations from the Chief Executive Officer regarding total compensation for those executives reporting directly to him as well as the other Company officers and approves compensation for such other executives and officers. Management provides to the Committee historical and prospective breakdowns of the total compensation components for each executive officer.

The Committee intends to continue its strategy of compensating executives through programs that emphasize performance-based incentive compensation. A significant portion of executive compensation is tied directly to the performance of the Company and is structured to ensure that there is an appropriate balance between short and long-term performance of the Company, and alignment between executive compensation and the Company’s strategic plan, financial performance and shareholder return.

Competitive Benchmarking

The Compensation Committee defines the competitive market for the Company’s executive officer compensation program with reference to a self-constructed comparison group and several third-party compensation surveys. The surveys provide data on similarly sized organizations based on revenue. The Committee assesses the reasonableness of total compensation levels and mix relative to the competitive benchmark data through a competitive assessment conducted periodically by an independent compensation consultant. The Company generally targets the median competitive range of base annual compensation consisting of base salary and annual performance based cash incentive awards. Long-term incentive awards, in addition to base annual compensation, are designed to target the median total compensation range within the comparison group, with an opportunity to exceed median total compensation levels when Company results exceed targeted performance goals.

For the 2008 fiscal year, the Company’s competitive comparison group consisted of the following health care service and distribution companies:

Agilysys	BioScrip	Patterson Companies
Airgas	Brightpoint	ScanSource
Apria Healthcare Grp.	Landstar	Henry Schein
Anixter Int’l.	Lincare	United Natural Foods
Applied Industrial Tech.	MSC Industrial Direct	Watsco
Beacon Roofing Supply	Omnicare
Bell Microproducts	Owens & Minor

The comparison group was determined by an independent compensation consultant with input from the Committee and the Company’s Named Executive Officers, and was designed so that the Company ranked in the median range of the group, in various measures of company size and financial metrics. We attempt to maintain continuity in the comparison group from year to year, but changes in the group have occurred over the years as the Company has become larger in size, and other companies have either entered or exited our marketplace.

How We Determine and Assess Executive Compensation

The Committee believes that the total compensation package available to our executives should be fair and competitive, should provide enhanced levels of financial reward based on higher levels of performance, and should be designed to recognize and reward both short- and long-term performance based on growth in shareholder value. We set compensation levels for our executive officers to be competitive within our industry, after careful consideration and analysis of market survey data provided by our independent compensation consultant. No specific formula or weightings are used in regard to the allocation of the various pay elements within our executive compensation program. In general, we emphasize annual performance incentives and long-term equity incentives over fixed compensation such as base salary. We believe our most senior executives should have a greater percentage of pay at risk (reflecting their increased ability to impact our performance) and a greater percentage of pay in the form of long-term incentives (reflecting greater ability to impact long-term shareholder value). Going forward, the Compensation Committee intends to continue this approach by providing a greater percentage of total compensation to our executive officers in the form of variable “at risk” compensation opportunities such as annual cash incentives, long-term equity, and non-equity incentives and a smaller percentage on fixed compensation in the form of base salary.

The size and weighting of various components of compensation between the Named Executive Officers is directly related to the relative amounts of materiality, accountability, and responsibility of their respective positions.

Elements of Executive Compensation

The compensation program for executive officers consists of the following elements:

•	Annual base salaries

•	Annual cash incentive (bonus) awards

•	Long-term equity incentive awards

•	Long-term non-equity incentive awards

•	Deferred compensation program

•	Perquisites and other benefits

The Committee has selected these elements of compensation to create a flexible package that aligns executive compensation with the long-term performance requirements of the Company’s strategic plans.

Annual Base Salaries

Salaries are used to provide a fixed amount of compensation for the executive’s ongoing work. The salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of base pay compared to companies within the healthcare service and distribution industries which are of comparable size to the Company and to companies outside of the industry with which the Company competes for executive talent.

The Compensation Committee reviewed and approved the annual base salaries of the Company’s executive officers for fiscal year 2008, taking into consideration the following:

•	experience and background;

•	record of achievement in their area of responsibility;

•	the growth in the Company’s revenue and earnings per share;

•	median salary levels for companies of comparable revenue size; and

•	the likelihood of continued successful leadership of the Company.

Base salary increases awarded to the Named Executive Officers for fiscal year 2008 ranged from 2% to 12%. The fiscal year 2008 base salary increase for Messrs. Smith and Corless were awarded in order to bring their base salaries up to the median market consensus for their respective positions, as compared to peer group companies and based on Company size and performance over previous three years. The fiscal year 2008 base salary increase for Mr. Hilton was awarded in order to reflect the additional responsibilities of his position. The effective date of merit increases typically is April 1st of each year with increases based on both individual performance and the Company’s merit increase budget for the year. All salary increases for Named Executive Officers are approved by our Compensation Committee.

Annual Cash Incentive Awards

The annual executive compensation program was established to align executive behavior with the Company’s short-term performance goals. For fiscal year 2008, the Committee established a target bonus percentage for each of the Named Executive Officers based upon an analysis of incentive compensation arrangements of comparable positions in peer group companies. The target bonus opportunities were set at approximately the median level as compared to our comparison group. The actual amount of annual incentives earned by the Named Executive Officers is determined based on the Company’s level of achievement of pre-established performance goals related to earnings per share as well as achieving certain critical tasks, as set forth in a business plan reviewed and approved by the Board of Directors and an annual incentive compensation plan approved by the Compensation Committee. The potential payout under the fiscal year 2008 annual cash incentive awards program ranged from 0% to 160% of the executives’ annual base salary.

The fiscal year 2008 target and actual cash incentive awards paid to each of the Named Executive Officers are shown in the table below. The actual cash incentive awards are also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in the Executive Compensation Tables section which follows this Compensation Discussion and Analysis.

	Fiscal Year 2008 Annual Cash Incentive Awards
Name	Target Payout as a % of Salary	Target Bonus Award ($)	Maximum Award ($)	Actual Cash Award ($)	Actual Award as a % of Salary	Actual Award as a % of Target
D. Smith	80%	604,000	1,208,000	447,504	59%	74%
D. Bronson	55%	198,000	396,000	146,698	41%	74%
G. Corless	55%	232,100	464,200	171,963	41%	74%
J. Sasen, Sr.	55%	183,150	366,300	135,696	41%	74%
B. Hilton	45%	112,500	225,000	83,351	33%	74%

The Chief Executive Officer’s and Chief Financial Officer’s annual incentive compensation is based solely on achieving target earnings per share. Annual incentive compensation for other executive officers is based on a combination of achieving target earnings per share and certain critical tasks. The target earnings per share goal for fiscal year 2008 was $0.88 per share. As the Company’s earnings per share was $0.86 per share, actual payouts were less than target awards.

The Compensation Committee believes that the target earnings per share goals and individual critical tasks set each year are challenging and designed to properly motivate management, but are attainable for talented executives. Achievement of these targets is substantially uncertain at the time such targets are established.

Long-Term Equity Incentive Awards

During fiscal year 2008, the Compensation Committee approved awards of performance-based stock units (“Performance Shares”) and performance-based accelerated restricted stock (“PARS”) granted under the Company’s 2006 Incentive Plan (“the Plan”). Performance–based awards are granted to align executive compensation with growth in shareholder value.

•	Performance Shares

The Performance Shares will vest and convert to shares of common stock based on the Company’s achievement of a cumulative earnings per share growth target over a three-year performance period ending March 31, 2010. These awards, which are denominated in terms of a target number of shares, will be forfeited if performance falls below the threshold level and may vest up to 250% of the target number of shares for exceptional performance. The calculation of the earnings per share growth target will not be impacted by any change in generally accepted accounting principles promulgated by standard setting bodies. Target awards of Performance Shares granted to the Named Executive Officers during fiscal year 2008 were as follows: David A. Smith, 32,400; David M. Bronson, 16,500, Gary A. Corless, 16,200; John F. Sasen, Sr. 10,700; Bradley J. Hilton, 11,700.

Fiscal year 2010 target goals under these awards are the product of fiscal year 2008 earnings per share compounded annually for fiscal years 2009 and 2010 utilizing the rates outlined in the table below. The following table depicts the potential payments under the plan:

	Threshold				Maximum
Compound Growth Rate	10%	12%	15%	18%	21%
Payout	50%	100%	150%	200%	250%

•	Performance Accelerated Restricted Stock

The PARS will cliff vest on the fifth anniversary of the grant date, with an opportunity for accelerated vesting after three years if the Company achieves or exceeds the compound growth rate of 15%, as described above. The calculation of the earnings per share growth target will not be impacted by any change in generally accepted accounting principles promulgated by standard setting bodies. In prior years, the Company issued restricted stock with an annual vesting schedule. PARS were selected as an alternative long-term equity incentive vehicle by the Compensation Committee due to the retention value of the cliff vest and the alignment with shareholder value provided by the acceleration clause. The number of PARS granted to the Named Executive Officers in fiscal year 2008 was as follows: David A. Smith, 32,400; David M. Bronson, 16,500, Gary A. Corless, 16,200; John F. Sasen, Sr. 10,700; Bradley J. Hilton, 11,700.

Long-Term Non-Equity Incentive Awards

Long-term non-equity incentive awards include performance based incentives that are evaluated by the Compensation Committee as a component of total executive compensation when evaluating the program against the compensation practices of the Company’s comparison group. Such incentive awards are granted to align executive compensation with growth in shareholder value. The Company’s long-term non-equity incentive awards are represented by the following program:

•	Shareholder Value Plan

The 2006 Shareholder Value Plan (“SVP”) provides non-equity awards based on a 36-month performance period from April 2, 2005 to March 28, 2008. The target award opportunity is calculated as three times base salary at the inception of the performance period times an award factor dependent on officer level. Performance goals are based on planned cumulative earnings per share (“Target EPS”), as approved by the Compensation Committee. The Target EPS includes the after-tax effect of the compensation costs related to the SVP and the Company accrues the projected payout as performance goals are achieved.

The following table summarizes the SVP opportunity for the Named Executive Officers:

Name	Salary at Inception	Award %	Payout Range as a % of Award	Target SVP Award ($)	Maximum Award ($)	Actual Cash Award ($)	Actual Award as a % of Target
David A. Smith	650,000	55%	0 – 150%	1,072,500	1,608,750	670,313	62.5%
David M. Bronson	327,781	50%	0 – 150%	491,672	737,508	307,295	62.5%
Gary A. Corless	360,000	50%	0 – 150%	540,000	810,000	337,500	62.5%
John F. Sasen, Sr.	326,180	38%	0 – 150%	371,845	557,768	232,403	62.5%
Bradley J. Hilton	218,400	38%	0 – 150%	248,976	373,464	155,610	62.5%

Deferred Compensation Program

The Company offers a deferred compensation program (the “Program”) to qualified executives, management, and sales representatives. The Program consists of a deferred compensation plan and also previously consisted of a stock option program. This plan is described in the section “Nonqualified Deferred Compensation during Fiscal Year 2008.”

Perquisites and other benefits

The Company provides certain perquisites and other benefits to its executives. These benefits include annual matching contributions to executive officers’ 401(k) and deferred compensation plan accounts, life insurance coverage, the payment of taxes on certain compensation, severance payments upon the occurrence of certain events, and other perquisites which are detailed in the narrative following the “Summary Compensation Table.” Perquisites and other benefits are reviewed on an annual basis for reasonableness when evaluated against comparable sized companies. Based upon its review, the Committee believes the types and value of perquisites and other benefits provided to the Named Executive Officers are reasonable when compared to companies within the healthcare distribution industry which are of comparable size to the Company and to companies outside of the industry with which the Company competes for executive talent.

Equity Grant Practices

Historically, we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. Grants to the Named Executive Officers have historically been issued at the time of the annual shareholders meeting or subsequent to providing annual earnings guidance to investors at the beginning of each fiscal year. Equity grants to Named Executive Officers are approved by the Compensation Committee prior to issuance.

Stock Ownership Guidelines

Senior management stock ownership guidelines were adopted by the Company on March 23, 2005. In general, the Company believes that members of its senior management team should demonstrate alignment with the Company’s long range strategic plans and shareholders whenever possible. Accordingly, the Company believes the appropriate guidelines for senior management stock ownership be at least 1x annual base salary, with Chief Operating Officer and Chief Financial Officer at least 2x base annual salary, and at least 3x annual base salary for the Chief Executive Officer. Stock ownership includes shares of Company stock owned directly and within the Company’s 401(k) plan, time-based restricted stock, performance accelerated restricted stock and restricted stock units and the intrinsic value of unexercised options. The following table outlines the Named Executive Officers stock ownership at March 28, 2008:

	Shares at 3/28/08		Value at 3/28/08
Name	Options(1) (#)	Stock(2) (#)	Options(1) ($)	Stock(2) ($)	Total Value ($)	Ownership Requirement ($)	Requirement Met
D. Smith	282,456	259,061	1,291,459	4,282,278	5,573,737	2,265,000	Yes
D. Bronson	50,759	69,182	247,680	1,143,578	1,391,258	720,000	Yes
G. Corless	158,951	65,843	778,662	1,088,385	1,867,047	844,000	Yes
J. Sasen, Sr.	169,567	98,534	818,522	1,628,767	2,447,289	333,000	Yes
B. Hilton	47,421	22,959	255,913	379,512	635,425	250,000	Yes

(1)

Option values are the net intrinsic value of in-the-money instruments as of March 28, 2008 and reflect the net shares receivable after payment of the strike price and taxes. Details of outstanding options are included in the section titled “Outstanding Equity Awards at March 28, 2008.”

(2)

Shares include common shares directly owned, restricted shares, performance accelerated restricted stock, and shares held in the PSS World Medical, Inc. Savings Plan. Stock values reflect the number of shares outstanding multiplied by the closing price of the Company’s common stock on March 28, 2008 ($16.53).

Other Considerations

The Omnibus Budget Reconciliation Act of 1993 disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” under Internal Revenue Code Section 162(m). The 1999 Long-Term Incentive Plan and the 2006 Incentive Plan permit the grant of stock options and other awards that are fully deductible under Code Section 162(m) of the Internal Revenue Code. It is the Committee’s intent to strike a balance between attempting to preserve the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

The only Named Executive Officer who received compensation in excess of $1,000,000 during fiscal year 2008 was Mr. Smith. A portion of Mr. Smith’s total compensation will not be deductible for federal income tax purposes in accordance with Section 162(m) of the Internal Revenue Code.

Changes in Executive Compensation during Fiscal Year 2009

On June 5, 2008, the Compensation Committee of the Board of Directors approved increases in the annual base salaries of the following Named Executive Officers: Gary A. Corless, Executive Vice President and Chief Operating Officer to $450,000, and Bradley J. Hilton, Senior Vice President, Operations to $280,000.

The Compensation Committee of the Board of Directors also approved awards of performance-based restricted stock units (“performance Shares”) and performance accelerated restricted stock (“PARS”) granted under the Company’s 2006 Incentive Plan (“the Plan”) to the Company’s Named Executive Officers.

Under the Plan, the Performance Shares will vest and convert to shares of common stock based on the Company’s achievement of a cumulative earnings per share growth target over a three-year performance period ending April 1, 2011. These awards, which are denominated in terms of a target number of shares, will be forfeited if performance falls below a designated threshold level and may vest for up to 250% of the target number of shares for exceptional performance. The calculation of the earnings per share growth target will not be impacted by any change in generally accepted accounting principles promulgated by standard setting bodies. Target awards of Performance Shares granted to the Named Executive Officers were as follows: David A. Smith, 40,606; David M. Bronson, 20,303, Gary A. Corless, 20,303; John F. Sasen, Sr. 13,535; Bradley J. Hilton, 13,535.

Fiscal year 2011 target goals under these awards are the product of fiscal year 2008 earnings per share compounded annually for fiscal years 2009, 2010, and 2011 utilizing the rates outlined in the table below. The following table depicts the potential payments under the plan:

	Threshold				Maximum
Compound Growth Rate	10%	12%	15%	18%	21%
Payout	50%	100%	150%	200%	250%

The PARS will cliff vest on the five-year anniversary of the grant date, subject to accelerated vesting after three years if the Company achieves a cumulative earnings per share growth target. The calculation of the earnings per share growth target will not be impacted by any change in generally accepted accounting principles promulgated by standard setting bodies. The number of PARS granted to the Named Executive Officers was as follows: David A. Smith, 40,606; David M. Bronson, 20,303, Gary A. Corless, 20,303; John F. Sasen, Sr. 13,535; Bradley J. Hilton, 13,535.

On June 6, 2008, the Compensation Committee of the Board of Directors approved an award of 200,000 stock options, which cliff vest on the five-year anniversary of the grant date, to David A. Smith.

Summary Compensation Table

The following table sets forth information with respect to compensation awarded to, earned by, or paid during the fiscal years ended March 28, 2008 and March 30, 2007 to the Company’s principal executive officer, principal financial officer and its next three most highly compensated executive officers in fiscal year 2008, all of whom were serving as executive officers as of March 28, 2008 and March 30, 2007 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
David A. Smith	2008	755,000	483,977	1,139,265	370,735	2,748,977
Chairman and Chief Executive Officer	2007	676,000	217,659	848,083	293,149	2,034,891
David M. Bronson	2008	360,000	216,117	453,993	197,377	1,227,487
Executive Vice President and Chief Financial Officer	2007	345,156	74,368	297,698	156,222	873,444
Gary A. Corless	2008	422,000	213,895	539,741	176,694	1,352,330
Executive Vice President and Chief Operating Officer	2007	389,880	74,368	336,275	151,268	951,791
John F. Sasen, Sr.	2008	333,000	133,906	407,744	165,825	1,040,475
Executive Vice President and Chief Marketing Officer	2007	326,180	45,935	281,334	147,692	801,141
Bradley J. Hilton	2008	250,000	143,124	250,141	75,974	719,239
Senior Vice President of Operations	2007	231,936	44,637	163,678	73,057	513,308

(1)

Reflects the proportionate amount of the total grant date fair value of restricted stock awards, performance accelerated restricted stock, and performance share units in fiscal years 2008 and 2007 for financial statement reporting purposes. The grant date fair value of the awards is based on the fair market value of the underlying shares on the date of grant and was determined in accordance with SFAS 123(R). There were no forfeitures during fiscal year 2008. Assumptions and methods utilized by the Company are described in Footnote 12, Shareholders’ Equity, and in the Critical Accounting Estimates section of Item 7,MD&A, of the Company’s fiscal year 2008 Form 10-K filed with the SEC.

(2)

Reflects (i) annual cash incentive awards earned based on fiscal years 2008 and 2007 performance, (ii) payout of the 2006 Shareholder Value Plan and (iii) other incentive awards earned during fiscal year 2008 and 2007. For information regarding our annual cash incentive program and Shareholder Value Plan, see the discussion in the “Compensation Discussion and Analysis” of this Proxy Statement.

(3)	The following table sets forth the value of benefits included in “All Other Compensation” on the Summary Compensation Table for the Named Executive Officers in fiscal years 2008 and 2007:

Perquisites and personal benefits payable to the Named Executive Officers include automobile allowance, club dues, income tax preparation services, annual medical checkups and, in the case of Messrs. Smith and Bronson, personal use of the corporate aircraft. The value of perquisites and personal benefits are calculated based on the incremental cost to the Company of providing the benefit.

Name	Year	Company Match to Officers’ Deferred Compensation Plan ($)	Split Dollar Life Insurance Premium Paid by Company ($)	Company Match to the 401K Plan ($)	Gross Up of Taxes Paid by Company ($)	Perquisites and Other Personal Benefits ($)	Total ($)
D. Smith	2008	199,861	100,355	1,250	7,876	61,393	370,735
	2007	133,787	100,355	1,250	5,179	52,578	293,149
D. Bronson	2008	98,655	42,882	1,250	5,648	48,942	197,377
	2007	74,308	42,882	1,250	4,654	33,128	156,222
G. Corless	2008	113,741	27,372	1,250	4,891	29,440	176,694
	2007	84,614	27,372	1,250	4,654	33,378	151,268
J. Sasen, Sr.	2008	92,150	36,950	1,250	6,035	29,440	165,825
	2007	71,352	36,950	1,250	4,654	33,486	147,692
B. Hilton	2008	31,026	17,070	1,250	3,488	23,140	75,974
	2007	26,609	17,070	1,250	2,589	25,539	73,057

Grants of Plan-Based Awards During Fiscal Year 2008

The following table sets forth the individual grants of plan-based awards made to each of the Named Executive Officers during fiscal year 2008:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

D. Smith	N/A	302,000	604,000	1,208,000	—	—	—	—
	6/27/2007	—	—	—	16,200	32,400	81,000	600,048
	6/27/2007	—	—	—	32,400	32,400	32,400	600,048

D. Bronson	N/A	99,000	198,000	396,000	—	—	—	—
	6/27/2007	—	—	—	8,250	16,500	41,250	305,580
	6/27/2007	—	—	—	16,500	16,500	16,500	305,580

G. Corless	N/A	116,050	232,100	464,200	—	—	—	—
	6/27/2007	—	—	—	8,100	16,200	40,500	300,024
	6/27/2007	—	—	—	16,200	16,200	16,200	300,024

J. Sasen, Sr.	N/A	91,575	183,150	366,300	—	—	—	—
	6/27/2007	—	—	—	5,350	10,700	26,750	198,164
	6/27/2007	—	—	—	10,700	10,700	10,700	198,164

B. Hilton	N/A	56,250	112,500	225,000	—	—	—	—
	6/27/2007	—	—	—	5,850	11,700	29,250	216,684
	6/27/2007	—	—	—	11,700	11,700	11,700	216,684

(1)

Represents threshold, target and maximum payout levels under the annual cash incentive program for fiscal year 2008 performance. The actual amount earned by each Named Executive Officer in fiscal year 2008 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information regarding our annual cash incentive program, see the discussion in the “Compensation Discussion and Analysis” of this proxy statement.

(2)

Awards of performance-based restricted stock and restricted stock units under the 2006 Incentive Plan. These awards granted to executive officers during fiscal year 2008 consists of (i) performance shares which cliff vest upon three years from the date of grant if certain earnings per share goals are met, and (ii) performance accelerated restricted stock which cliff vest upon five years from the date of grant, but may accelerate to vest in three years upon attainment of certain earnings per share goals. Dividends are paid on these shares if and when dividends are paid on common stock. See Long-Term Equity Incentive Awards within the Compensation Discussion and Analysis section of this proxy statement for a description of the performance-based conditions relating to these grants.

(3)

The amounts shown in this column represents performance shares and performance accelerated restricted stock granted on the dates noted. The grant date fair value of the awards is determined pursuant to SFAS 123(R) and is based on the fair market value of the shares utilizing the Company’s closing stock price on the grant date. The closing stock price on 6/27/2007 was $18.52 per share.

Employment Agreements

The Company has entered into employment agreements with the Named Executive Officers that include the terms described below.

Term. The Named Executive Officers’ employment agreements are for initial terms of three years, in the case of Messrs. Smith, Bronson, Sasen, and Corless, and two years, in the case of Mr. Hilton. Thereafter, each agreement automatically extends by one year on each anniversary of the effective date, unless either party elects not to extend. Upon a change in control of the Company, as defined in the employment agreements, the term will automatically extend through the later of (i) the third anniversary (in the case of Messrs. Smith, Sasen, Corless, and Bronson) or the second anniversary (in the case of Mr. Hilton) of the date of the change in control or (ii) the normal expiration of the then-current term.

Salary and Benefits. Under the terms of current employment agreements, each Named Executive Officer is entitled to a minimum annual salary and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to employees or other senior executives of the Company.

Termination. Employment may be terminated at any time by the Company with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below. In addition, an employment agreement will be terminated upon the death, disability or retirement of the executive.

If a Named Executive Officer is terminated without cause or resigns for good reason, he will be entitled to (i) unpaid base salary and accrued benefits through the termination date, plus (ii) a severance amount equal to two times his base salary and target annual bonus, in the case of Mr. Smith, or one times his base salary and target annual bonus, in the case of Messrs. Corless and Bronson, or one times his base salary, in the case of Messrs. Sasen and Hilton. The Company will also provide the executive with (i) welfare benefit plan coverage following such termination for two years, in the case of Mr. Smith, or one year, in the case of Messrs. Sasen, Corless, Bronson and Hilton, and (ii) reimbursement for outplacement services up to $60,000 in the case of Mr. Smith, $30,000, in the case of Messrs. Sasen, Corless, Bronson and Hilton. In the event that such termination follows or is in connection with a change of control, in lieu of the benefits described above, the Company will pay the executive (i) his accrued salary and benefits through the date of termination; (ii) a pro rata payment of his annual bonus for the year of termination; (iii) a severance amount equal to three times the sum of his annual base salary and 150% of his target annual bonus, in the case of Mr. Smith, or two times his annual base salary and target annual bonus, in the case of Messrs. Corless and Bronson, or two times his annual base salary, in the case of Messrs. Sasen and Hilton; (iv) welfare benefit plan coverage for a period of three years, in the case of Mr. Smith, or two years, in the case of Messrs. Sasen, Corless, Bronson and Hilton; (v) the outplacement service reimbursement described above; and (vi) in the case of Mr. Smith, full-time executive secretarial assistance for a period of one year following termination.

If any of the Named Executive Officers is terminated for cause or if he resigns from the Company without good reason, he will be entitled to his accrued salary and benefits through the date of termination, and, in the case of Messrs. Sasen and Hilton, continuation of welfare benefit plan coverage for a period of 30 days and a lump sum severance payment equal to 30 days’ salary. If an executive officer’s employment is terminated by reason of his disability or retirement, he will be entitled under his employment agreement to his accrued salary and benefits and any disability or retirement benefits that may apply. If an executive officer’s employment is terminated by reason of his death, his estate will be entitled to accrued salary and benefits and any death benefits that may apply, and in the case of Mr. Sasen, a lump sum payment equal to two months base salary, and in the case of Mr. Hilton, a lump sum payment equal to one and one-half months base salary. Each of the employment agreements provides that the executive officer will be entitled to a tax gross-up payment from the Company to cover any excise tax liability he may incur as a result of payments or benefits, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

Restrictive Covenants. Each executive officer has agreed in his employment agreement not to disclose confidential information or compete with the Company, and not to solicit the Company’s customers or recruit its employees, for a period of 18 months following the termination of his employment or the earlier occurrence of a change of control of the Company.

Outstanding Equity Awards at March 28, 2008

The following table provides information concerning restricted stock and option awards that are outstanding as of March 28, 2008 for each of our Named Executive Officers.

Name	Grant Date(1)	Option Awards			Stock Awards
		Number of Shares Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
D. Smith	5/19/1998	41,391	13.00	5/18/2008
	8/1/1998	4,064	19.24	8/1/2008
	9/15/1999	13,813	10.62	9/15/2009
	9/15/1999	34,051	8.69	9/15/2009
	4/3/2000	17,292	8.48	4/3/2010
	4/2/2001	15,227	5.46	4/2/2011
	7/1/2002	45,678	9.89	7/1/2012
	7/1/2003	10,940	6.96	7/1/2013
	9/4/2003	100,000	9.46	9/4/2008
	8/26/2005				19,000	314,070
	8/24/2006				15,000	247,950
	6/27/2007				32,400	535,572
	6/27/2007				32,400	535,572

D. Bronson	7/1/2002	10,414	9.89	7/1/2012
	7/1/2003	5,345	6.96	7/1/2013
	9/4/2003	35,000	9.46	9/4/2008
	8/19/2004
	8/26/2005				5,000	82,650
	8/31/2006				7,500	123,975
	6/27/2007				16,500	272,745
	6/27/2007				16,500	272,745

G. Corless	5/19/1998	14,405	13.00	5/18/2008
	8/1/1998	1,738	19.24	8/1/2008
	9/15/1999	3,576	10.62	9/15/2009
	9/15/1999	14,885	8.69	9/15/2009
	4/3/2000	6,216	8.48	4/3/2010
	4/2/2001	19,326	5.46	4/2/2011
	7/1/2002	22,905	9.89	7/1/2012
	7/1/2003	5,900	6.96	7/1/2013
	9/4/2003	70,000	9.46	9/4/2008
	8/26/2005				5,000	82,650
	8/31/2006				7,500	123,975
	6/27/2007				16,200	267,786
	6/27/2007				16,200	267,786

J. Sasen, Sr.	5/19/1998	35,946	13.00	5/18/2008
	8/1/1998	6,720	19.24	8/1/2008
	9/15/1999	11,679	10.62	9/15/2009
	9/15/1999	26,754	8.69	9/15/2009
	4/3/2000	17,597	8.48	4/3/2010
	4/2/2001	40,494	5.46	4/2/2011
	7/1/2002	24,240	9.89	7/1/2012
	7/1/2003	6,137	6.96	7/1/2013
	8/26/2005				3,150	52,070
	8/31/2006				3,750	61,988
	6/27/2007				10,700	176,871
	6/27/2007				10,700	176,871

Name	Grant Date(1)	Option Awards			Stock Awards
		Number of Shares Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
B. Hilton	5/19/1998	872	13.00	5/18/2008
	9/15/1999	2,919	8.69	9/15/2009
	4/3/2000	3,243	8.48	4/3/2010
	4/2/2001	9,967	5.46	4/2/2011
	7/1/2002	8,039	9.89	7/1/2012
	7/1/2003	2,381	6.96	7/1/2013
	9/4/2003	20,000	9.46	9/4/2008
	8/26/2005				3,150	52,070
	8/31/2006				4,500	74,385
	6/27/2007				11,700	193,401
	6/27/2007				11,700	193,401

(1)	For better understanding of this table, we have included an additional column showing the grant date of the stock options and restricted stock.

(2)	The following table represents the vesting dates of all outstanding restricted stock awards:

Grant Date	Vesting	Type of Award

8/26/2005	3-year cliff vesting	Time-Based Restricted stock

8/31/2006	1/4 per year	Time-Based Restricted stock

6/27/2007	3-year cliff vesting	Performance-Based Restricted stock

6/27/2007	5-year cliff vesting, which may accelerate to 3-year cliff vesting if certain performance targets are reached	Performance-Based Accelerated Restricted stock

(3)	Reflects the market value calculated using the closing price of our common stock on March 28, 2008 ($16.53).

Option Exercises and Stock Vested During Fiscal Year 2008

The following table provides information concerning stock option awards and restricted stock awards held by the Named Executive Officers that were exercised or vested during fiscal year 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
D. Smith	—	—	10,104	179,841
D. Bronson	50,000	513,079	4,484	82,817
G. Corless	—	—	4,484	82,817
J. Sasen, Sr.	—	—	2,668	48,949
B. Hilton	—	—	2,634	48,692

(1)	Represents the excess of the fair market value of the shares at the time of exercise over the exercise price.

(2)	Represents the fair market value of the shares on the date the stock award vested.

Nonqualified Deferred Compensation During Fiscal Year 2008

The following table provides information regarding the Named Executive Officers’ contributions and benefits under our Officer Deferred Compensation Plan.

Name	Executive Contributions in Last FY(1) ($)	PSS Contributions in Last FY(2) ($)	Aggregate Losses in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
D. Smith	203,129	199,861	(34,953)	—	3,015,758
D. Bronson	98,655	98,655	(50,349)	—	1,290,338
G. Corless	113,741	113,741	(129,311)	—	1,762,960
J. Sasen, Sr.	190,617	92,150	(127,971)	$44,749	3,225,921
B. Hilton	41,367	31,026	(9,717)	—	589,295

(1)

The following amounts related to executive contributions in the last fiscal year are included in 2008 compensation on the Summary Compensation Table under the column titled “Salary”: Mr. Smith $75,917, Mr. Bronson $54,000, Mr. Corless $63,300, Mr. Sasen $49,950, and Mr. Hilton $25,000. The remaining amounts of the executive contributions were reported as compensation during fiscal year 2007.

(2)	Amounts are reported as 2008 compensation in the “All Other Compensation” column of the Summary Compensation Table.

Under the Company’s Amended and Restated Officer Deferred Compensation Plan, the Named Executive Officers can elect to defer up to 100% of their total compensation including salary, bonuses, and non-equity incentive plan awards under the 2006 SVP. The Company’s matching contribution ranges from 75% to 125% of the participant’s deferral, limited to 15% of total compensation for Messrs Smith, Bronson, Corless, and Sasen, or 10% of total compensation for Mr. Hilton. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. During fiscal year 2008, the Named Executive Officers realized rates of return ranging from (6.6)% to (0.7)% on their portfolio of fund investments.

Participant contributions are always 100% vested. Company matching contributions vest in 20% increments beginning after participating in the plan for 4 years and become fully vested after participating in the plan for 8 years, or earlier upon the participant’s death, normal retirement (defined as termination of employment after age 60, or after age 55 with ten years of service with the Company), disability, or in the event of a change in control if the successor company terminates the plan or if the participant’s employment is terminated without cause or if the participant resigns for good reason within 24 months of the change in control. Vested plan benefits are payable in accordance with the participant’s deferral election, either in a lump sum on a specified future date, in a lump sum upon the participant’s death, or in a number of equal annual installments (between 5 and 20) upon the participants termination of employment or disability. The Company has purchased corporate-owned, life insurance policies for certain participants in the Program to fund the future payments related to the deferred compensation liability.

Potential Payments Upon Termination or Change in Control

The Company has entered into employment agreements with each of the Named Executive Officers, and also maintains certain other plans and arrangements in which the Named Executive Officers participate, that provide benefits to the Named Executive Officers in the event of a termination of employment under certain circumstances. The following table summarizes the value of payments and benefits that each of the Named Executive Officers would be entitled to receive assuming that a termination of employment occurred on March 28, 2008 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and other benefits that are generally available to all of our salaried employees.

Reason for Termination:	D. Smith		D. Bronson	G. Corless	J. Sasen, Sr.	B. Hilton
By Executive for Good Reason; By Company Without Cause
Cash Severance(1)	2,718,000		558,000	654,100	333,000	250,000
Health & Welfare Continuation(2)	6,644		3,322	3,322	3,322	3,322
Outplacement Services(3)	60,000		30,000	30,000	30,000	30,000
Payout of Deferred Compensation(4)	3,001,602		1,048,802	1,752,411	3,217,597	536,298

Total Estimated Value of Payments and Benefits	5,786,246		1,640,124	2,439,833	3,583,919	820,212

Death, Disability or Retirement
Death Benefit(5)	—		—	—	55,500	31,250
Value of Accelerated Equity Awards(6)	1,097,592		479,370	474,411	290,928	319,856
Payout of Deferred Compensation(4)	3,015,758		1,290,337	1,762,961	3,225,922	589,295

Total Estimated Value of Payments and Benefits	4,113,350		1,769,707	2,237,372	3,572,350	940,401

By Company for Cause; By Executive without Good Reason (Voluntary)
Cash Severance(7)	—		—	—	27,370	20,548
Health & Welfare Continuation(8)	—		—	—	277	277
Payout of Deferred Compensation(4)	3,001,602		1,048,802	1,752,411	3,217,597	536,890

Total Estimated Value of Payments and Benefits	3,001,602		1,048,802	1,752,411	3,245,244	557,715

Termination Following or in Connection with a Change of Control
Pro Rata Bonus(9)	604,000		198,000	232,100	183,150	112,500
Cash Severance(1)	4,983,000		1,116,000	1,308,200	666,000	500,000
Health & Welfare Continuation(2)	9,965		6,644	6,644	6,644	6,644
Value of Accelerated Equity Awards(6)	1,633,164		752,115	742,197	467,799	513,257
Outplacement Services(3)	60,000		30,000	30,000	30,000	30,000
Secretarial Assistance(10)	63,000		—	—	—	—
Payout of Deferred Compensation(4)	3,390,758	(11)	1,290,337	1,762,961	3,225,922	589,295
Change in Control Option Grant(12)	81,588		—	—	—	—
Estimated 280G Gross-Up Payment(13)	2,962,380		—	990,263	—	—

Total Estimated Value of Payments and Benefits	13,787,855		3,393,096	5,072,365	4,579,515	1,751,696

(1)

Employment agreements with the Named Executive Officers provide that if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason (as defined in the employment agreements), the executive will receive a lump sum severance amount equal to two times his base salary and target annual bonus, in the case of Mr. Smith, or one times his base salary and target annual bonus, in the case of Messrs. Corless and Bronson, or one times his base salary, in the case of Messrs. Sasen and Hilton. If the termination occurs after or in connection with a change in control of the Company, the executive will receive a lump sum severance amount equal to three times his base salary and 150% of his target annual bonus, in the case of Mr. Smith, or two times his base salary and target annual bonus, in the case of Messrs. Corless and Bronson, or 2 times his base salary, in the case of Messrs. Sasen and Hilton.

(2)

Represents the cost of providing welfare benefit plan coverage following the executive’s termination for two years, in the case of Mr. Smith, or one year, in the case of Messrs. Sasen, Corless, Bronson and Hilton. In the executive’s termination of employment occurs after or in connection with a change in control of the Company, the Company will provide welfare benefit plan coverage for a period of three years, in the case of Mr. Smith, or two years, in the case of Messrs. Sasen, Corless, Bronson and Hilton. The Company’s obligations to provide health and welfare benefits will be secondary to any benefits that the executive receives in the event the he participates in another employer sponsored plan.

(3)

Employment agreements with the Named Executive Officers provide for outplacement expenses for a period of one year following termination, subject to a maximum of $60,000 in the case of Mr. Smith, or $30,000, in the case of Messrs. Sasen, Corless, Bronson and Hilton.

(4)

Reflects payout of the executive’s vested balance under the Company’s Officer Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation table of this Report. In the event the executive’s death, disability or normal retirement, or in the event of a change in control if the successor terminates the plan or the executive’s employment is terminated without cause or if the executive resigns for good reason within 24 months of the change in control, the executive will become 100% vested in his accounts, including the Company’s matching contributions, discretionary Company contributions and allocated return thereon.

(5)

Employment agreements with Messrs. Sasen and Hilton provide that if the executive’s employment is terminated by reason of his death, his estate will be entitled to a lump sum payment equal to two months base salary, in the case of Mr. Sasen, or one and one-half months base salary, in the case of Mr. Hilton, in addition to the accrued obligations.

(6)

Represents the fair market value of shares of restricted stock and shares underlying outstanding restricted stock units, based on the closing price of our common stock on March 28, 2008 ($16.53), which vest and convert to shares of common stock upon the specified termination event or upon the occurrence of a change in control.

(7)

Messrs. Sasen and Hilton’s employment agreements provide that if his employment is terminated for cause or if he resigns from the Company without good reason, he will be entitled to a lump sum severance payment equal to 30 days’ salary.

(8)

Represents the cost of providing welfare benefit plan coverage following the executive’s termination for cause or his resignation for good reason, as provided Messrs. Sasen and Hilton’s employment agreements, for a period of 30 days.

(9)

Employment agreements with the Named Executive Officers provide for a pro rata bonus equal to the executive’s annual bonus for the year in which the termination occurs, determined at the end of the year based on actual performance results, if such termination occurs after or in connection with a change in control. Amounts shown reflect 100% of the executive’s target bonus for fiscal year 2008.

(10)	Mr. Smith’s employment agreement provides for full-time executive secretarial assistance for a period of one year following termination.

(11)

Pursuant to Mr. Smith’s employment agreement, in the event of a change in control, the Company will make a discretionary contribution to Mr. Smith’s “Termination Account” under the Officer Deferred Compensation Plan in an amount equal to the amount that the Company would have been required to make as a non-discretionary matching contribution under the ODIP, calculated as if Mr. Smith had elected to defer $100,000 per year in each of the next three plan years and all of such deferrals qualified for the Company match. This contribution will be made in one lump sum within 10 days after the occurrence of a change in control.

(12)

Mr. Smith’s employment agreement provides that the Company will, immediately prior to a change in control, make a one-time grant to Mr. Smith of options to acquire that number of shares of common stock equal to $300,000 divided by the fair market value as of the date of grant. The value shown in the table reflects the approximate grant date fair value of such an award using the Black-Scholes option valuation method.

(13)

Employment agreements with the Named Executive Officers provide that the Company will reimburse the executive for any 280G excise taxes that are imposed on the executive and any income and excise taxes that are payable by the executive as a result of any reimbursement for 280G excise taxes, provided that the net after-tax benefit to the executive is at least $50,000 as compared with the net after-tax proceeds to the executive of a “cut-back” to the extent necessary to avoid imposition of the 280G excise tax. The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

Equity Compensation Plan Information

The Company maintains several stock incentive plans for the benefit of employees, officers, and directors. The following table summarizes the potential dilution that could occur from past and future equity grants for all plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,480,000	$9.26	1,725,000	(2)
Equity compensation plan not approved by security holders(1)	294,000	$7.69	—

Total	1,774,000	$8.99	1,725,000

(1)

The 1999 Broad-Based Employee Stock Plan is the only equity compensation plan that is not approved by shareholders. Under this plan, 2,600,000 shares of Common Stock were originally reserved for issuance to employees and consultants. The Compensation Committee of the Board of Directors has discretion to make grants under this plan in the form of nonqualified stock options, restricted stock, or unrestricted stock awards. The exercise price of options granted shall be at least the fair market value of the Common Stock on the date of grant. Unless otherwise specified by the Compensation Committee, options become fully vested and exercisable three years from the date of grant. Restricted stock awards, which generally vest over a three-year period, may not be sold or transferred until the completion of such periods of service or achievement of such conditions as specified by the Compensation Committee. Upon a change in control of the Company, all stock awards shall become fully vested and exercisable, and all restrictions on restricted stock awards shall lapse.

(2)	All of these shares are available for issuance pursuant to awards of restricted stock, unrestricted stock, or performance awards.

Compensation Committee Interlocks and Insider Participation

The following directors served on the Compensation Committee during fiscal year 2008: Mr. Carpenter, Ms. Kesler, and Mr. Douglas. None of such persons was an officer or employee of the Company during fiscal year 2008 or at any time in the past. No executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP, the company’s independent registered public accounting firm for the fiscal year ended March 28, 2008 (“KPMG”), is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

The committee has discussed with KPMG the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (Professional Standards). KPMG has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described below under the heading “Independent Registered Public Accounting Firm,” to the company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 28, 2008, and selected KPMG as the independent registered public accounting firm for the company for the fiscal year ending March 27, 2009.

This report is provided by the following independent directors, who constitute the committee:

Charles E. Adair, Chairman

Melvin L. Hecktman

Stephen H. Rogers

The Report of the Audit Committee and the Report of the Compensation Committee do not constitute “soliciting material” and shall not be deemed “filed” with the SEC or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates portions of those reports by reference in any of those filings.

RELATED PERSON TRANSACTIONS

The Corporate Governance Committee has authority to review and approve related party transactions as set forth in its charter. Related party transactions are defined by applicable law and regulation including Item 404 of SEC Regulation S-K. To identify such transactions, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. From time to time, the Company may have employees who are related to our executive officers or directors. Mr. Bradley J. Hilton’s father, Mr. Douglas Hilton, and brothers, Mr. Daniel Hilton and Mr. Herbert Hilton, are employed by the Company in non-executive officer positions and were compensated $313,140, $235,915, and $184,844, respectively, during fiscal year 2008. The compensation and other terms of employment of these related persons are consistent with the Company’s policies that apply to all employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of the Company’s Common Stock as of June 23, 2008 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each director of the Company; (iii) each nominee for director of the Company; (iv) each Named Executive Officer named in the Summary Compensation Table; and (v) all directors and executive officers as a group. Unless otherwise indicated, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or convertible within 60 days of June 23, 2008 are deemed outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number and percentage ownership of Commons Stock of such person but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of Common Stock of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number(2)		Percent(3)
Beneficial Owners of more than 5%:
Columbia Wanger Asset Management LP.	3,645,800	(5)	5.9%
Barclays Global Investors NA	3,264,302	(6)	5.3%

Named Executive Officers and Directors:
David A. Smith	547,462		*
David M. Bronson	140,244		*
John F. Sasen, Sr.	245,603		*
Gary A. Corless	230,759		*
Bradley J. Hilton	83,043		*
Charles E. Adair	66,967		*
Alvin R. Carpenter	18,290	(4)	*
Jeffrey C. Crowe	4,013		*
T. O’Neal Douglas	132,989		*
Melvin L. Hecktman	184,483		*
Delores M. Kesler	242,592		*
Stephen H. Rogers	36,153		*
All Executive Officers and Directors as a group (17 persons)	1,932,598		3.1%

*	Beneficial ownership is less than 1% of the Company’s outstanding Common Stock.

(1)	Unless otherwise noted, the address of the beneficial owners is c/o PSS World Medical Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

(2)

Included in such beneficial ownership are shares of Common Stock issuable upon the exercise of certain options exercisable immediately or within 60 days of June 23, 2008 as follows: Mr. Smith, 241,065 shares; Mr. Bronson, 50,759 shares; Mr. Sasen 133,621 shares; Mr. Corless, 144,546 shares; Mr. Hilton 46,549 shares; Mr. Adair 39,320 shares; Mr. Hecktman, 98,316 shares; Ms. Kesler, 167,878 shares; and all executive officers and directors as a group 922,054 shares.

(3)	The percentage of beneficial ownership is based on shares of Common Stock outstanding as of June 23, 2008.

(4)

Includes 6,440 deferred stock units that each represent a right to receive one share of Common Stock on the earlier of (i) a future date selected by the director, or (ii) a termination of service as a director for any reason.

(5)

The business address of Columbia Wanger Asset Management LP is 227 West Monroe Street Suite 3000, Chicago, IL 60606-5016. The number of shares reported was derived from a Schedule 13F for the period ending March 31, 2008 executed by Columbia Wanger Asset Management LP.

(6)

The business address of Barclays Global Investors NA is 45 Fremont Street, San Francisco, California, 94105-2228. The number of shares reported was derived from a Schedule 13F for the period ending March 31, 2008 executed by Barclays Global Investors NA.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended March 28, 2008. Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The aggregate fees billed for professional services by KPMG LLP during fiscal years 2008 and 2007 for various services were as follows:

	2008	2007
Audit fees(1)	$1,015,835	$1,132,320
Audit related fees(2)	29,000	40,000
Tax service fees(3)	274,788	75,780
All other fees	—	—

Total	$1,319,623	$1,248,100

(1)

Audit fees paid to KPMG LLP by the Company were principally for services rendered for the audit of the consolidated financial statements and effectiveness of internal control over financial reporting, the reviews of the Company’s quarterly financial statements, and consultations on matters reflected in the consolidated financial statements, consents to, and reviews of, SEC filings.

(2)	Audit related fees paid to KPMG LLP by the Company were principally for services rendered for the audit of the Company’s benefit plan.

(3)

Tax service fees paid to KPMG LLP by the Company were principally for services rendered for all tax services other than those included in “audit” and “audit related” fees, including tax compliance, tax planning and tax advice.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budgeted amount. Management is required to seek pre-approval of services that will exceed the budget for services that are not detailed in an existing pre-approval policy. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve certain services between regularly scheduled meetings of the Audit Committee. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. During fiscal year 2008, all services were pre-approved by the Audit Committee in accordance with this policy.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any proposal pursuant to Rule 14a-8 of the Exchange Act that a shareholder may desire to have included in the Company’s proxy materials for presentation at the 2009 Annual Meeting of Shareholders must be received by the Company at its executive offices on or prior to March 27, 2009. Proposals should be directed to the attention of the Corporate Secretary of the Company, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

Shareholders intending to present business at the Company’s 2009 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s Bylaws. To bring business before an annual meeting, the Company’s Bylaws require, among other things, that the shareholder submit written notice thereof complying with the Bylaws to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting; provided, however, in the event the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary date, notice by a shareholder must be delivered not earlier than the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, the Company must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than April 23, 2009 and no later than May 23, 2009. If the notice is received before April 23, 2009 or after May 23, 2009, it will be considered untimely and the shareholder will not be entitled to present the proposal at the 2009 Annual Meeting.

OTHER MATTERS

Expenses of Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, directors, officers or other employees of the Company may solicit proxies personally or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of the nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who beneficially own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, or written representations that no annual forms (Form 5) were required, the Company believes that, during fiscal year 2008, for such persons there were no late reports, no transactions that were not reported on a timely basis, and no known failures to file a required form, except that each Named Executive Officer and Mr. English reported one late transaction on a Form 4 that should have been reported earlier on a Form 4, and each Director reported one late transaction on a Form 4 that should been reported earlier on a Form 4.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2008, including financial statements, exhibits and any amendments thereto, as filed with the SEC may be obtained without charge upon written request to: Robert Weiner, Vice President, Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

Corporate Governance Information

The Company provides public access to its Code of Ethics, Audit Committee Charter, and the Corporate Governance Committee Charter via the Company’s web site at www.pssworldmedical.com. The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s principal executive officer, principal financial officer, or principal accounting officer) on its web site. The Corporate Governance Committee Charter may also be obtained by writing to: PSS World Medical, Inc., Investor Relations, 4345 Southpoint Blvd., Jacksonville, Florida 32216.

Multiple Shareholders Sharing One Address

In some instances, the Company may deliver to multiple shareholders sharing a common address only one copy of this Proxy Statement and one copy of the Company’s Annual Report for the fiscal year ended March 28, 2008. If requested by phone or in writing, the Company will promptly provide a separate copy of the Proxy Statement or the Annual Report, or both, to a shareholder sharing an address with another shareholder. Requests by phone should be made to Robert Weiner at (904) 332-3000, and requests in writing should be sent to the attention of Robert Weiner, Vice President, Investor Relations, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to the Company at the address above.

Other Business

The Board of Directors does not presently intend to bring any other matters before this Annual Meeting and, so far as is known to the Board of Directors, no matters are to be brought before this Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before this Annual Meeting, the persons named as proxies will vote in accordance with their best judgment on such matters.

PSS WORLD MEDICAL, INC.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned, having duly received the Notice of the Annual Meeting of Shareholders and the Proxy Statement, dated July 25, 2008, hereby appoints David A. Smith and Delores M. Kesler as proxies (together “Proxies”), each with the power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all shares of Common Stock of PSS World Medical, Inc. (the “Company”) held of record by the undersigned on June 23, 2008 at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Thursday, August 21, 2008 at the Marriott Hotel Jacksonville located at 4670 Salisbury Road, Jacksonville, Florida 32256 and at any adjournments or postponements thereof.

1.	ELECTION OF DIRECTORS

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Charles E. Adair, Alvin R. Carpenter, and Stephen H. Rogers

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR LISTED ABOVE.

Please sign exactly as name appears on this Proxy. Where shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, an authorized person should sign in the full corporate name. If signing as a partnership, an authorized person should sign in the full partnership name.

Dated:                     , 2008

Signature

Signature

Title(s)

If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.